Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
AG Mortgage Investment Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c) and 457(h)	1,500,000	$6.63	$9,945,000	0.00015310	$1,522.58

	Total Offering Amount					$9,945,000		$1,522.58
	Total Fee Offsets					—		—
	Net Fee Due							$1,522.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of common stock, par value $0.01 per share, of AG Mortgage Investment Trust, Inc. (the “Company”), which may become issuable by reason of stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(c) and 457(h) under the Securities Act, upon the average of the high and low prices of the Common Stock on May 5, 2025, as reported on the New York Stock Exchange.